Exhibit 12

                             BNP U.S. FUNDING L.L.C.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED SECURITIES DIVIDENDS

                          (in thousands, except ratios)

                                                            For the Three Months
                                                           Ended  March 31, 2005
                                                                (unaudited)
                                                           ---------------------

Net income                                                         $5,732
                                                                   ======
Fixed charges:
      Audit fees                                                       33
      Trustee fees                                                     30
      Administrative and consulting fees                              285
                                                                   ------
Total fixed charges                                                   348
                                                                   ------
Earnings before fixed charges                                      $6,080
Fixed charges, as above                                               348
                                                                   ------
Ratio of earnings to fixed charges                                  17.47
                                                                   ------
Preferred securities dividend                                          --
                                                                       --
Fixed charges including preferred securities dividends             $  348
                                                                   ------
Ratio of earnings to fixed charges and preferred
  securities dividend                                               17.47
                                                                   ------